Exhibit 99.1

TD Holdings, Inc. Announces Reverse Stock Split Effective Today

SHENZHEN, China, August 17, 2022 /PRNewswire/ -- TD Holdings, Inc. (Nasdaq: GLG) (the “Company”), a commodities trading service provider in China, today announced that its common stock is expected to begin trading when the markets open on a reverse stock split-adjusted basis on August 17, 2022 under the existing trading symbol “GLG.”

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number following the reverse stock split will be 87250W202.

As a result of the reverse stock split, every five shares of the Company’s common stock issued and outstanding will be automatically reclassified into one new share of common stock. The reverse stock split will not modify any rights or preferences of the shares of the company’s common stock. No fractional shares will be issued because of the reverse stock split. Instead, any fractional shares that would have resulted from the reverse split will be rounded up to the next whole number.

Additional information about the reverse stock split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 1, 2022, which is available free of charge at the SEC’s website, www.sec.gov.

About TD Holdings, Inc.

TD Holdings, Inc. is a service provider currently engaging in commodities trading business and supply chain service business in China. Its commodities trading business primarily involves purchasing non-ferrous metal product from upstream metal and mineral suppliers and then selling to downstream customers. Its supply chain service business primarily has served as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading. For more information, please visit http://ir.tdglg.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of TD Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: there is uncertainty about the spread of the COVID-19 virus and the impact it will have on the Company’s operations, the demand for the Company’s products and services, global supply chains and economic activity in general. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Ascent Investor Relations LLC

Ms. Tina Xiao

Email: tina.xiao@ascent-ir.com

Tel: +1 917 609 0333